EXHIBIT 99.1

DISH Network President and CEO Joseph P. Clayton

to Retire March 31, 2015

•                  DISH Founder and Chairman Charles W. Ergen to assume role as President and Chief Executive Officer

•                  Clayton also to retire from DISH Board of Directors

Englewood, Colo, Feb. 23, 2015 — DISH Network Corporation (NASDAQ: DISH) today announced that President and Chief Executive Officer Joseph P. Clayton will retire from his position effective March 31, 2015. Clayton, who is a 42-year veteran of the consumer electronics industry, leaves the post he assumed in June of 2011. Clayton’s retirement from the DISH Board of Directors also will be effective March 31.

DISH Co-founder and Chairman Charles W. Ergen, who has previously served as DISH’s President and CEO, will succeed Clayton in those roles.

“Over the last four years, Joe’s leadership has been instrumental to DISH as we have worked to engineer a fundamental transformation of our business,” said Ergen. “He has set the stage for what will become a new company, and with that he has prepared a new class of management to address the adventures coming our way.”

“This team has done what it said it would — our operations are stronger, our leadership is deeper, our outlook is as positive as it ever has been,” said Clayton. “We were able to launch the Hopper, dishNet and Sling TV, navigate two spectrum auctions and deliver for our customers throughout. All of it was with great success — I am proud to have served with such a remarkable team.”

Ergen’s direct reports will include EVP/COO Bernie Han, EVP/General Counsel Stanton Dodge, EVP/CHRO Mike McClaskey, EVP/Head of Corporate Development Tom Cullen and Sling TV CEO Roger Lynch.

About Joseph P. Clayton

Prior to his appointment at DISH, Clayton served as chairman of Sirius Satellite Radio Inc., from November 2004 through July 2008 and served as chief executive officer of Sirius from November 2001 through November 2004. Before joining Sirius, Clayton served as president of Global Crossing North America, as president and chief executive officer of Frontier Corporation and as executive vice president of Marketing and Sales for the Americas and Asia of Thomson S.A.

Clayton has received numerous accolades throughout his career including Bellarmine University Alumni of the Year in 1996, and induction into both the Indiana University School of Business and Consumer Electronics Hall of Fame in 2008.

He was a four-year member of the EchoStar Corporation Board of Directors and a former Chairman of the Consumer Electronics Association. Currently, Clayton is a Trustee for Bellarmine University in Kentucky where he graduated magna cum laude with a Bachelor of Arts in Business Administration. He earned his Master of Business Administration in Marketing and Management from Indiana University where he sits on the Dean’s Advisory Board for the Indiana School of Business.

A man of many interests, Clayton has won the International Bluegrass Music Association’s Lifetime Achievement Award and has traveled throughout the world. In his downtime, he enjoys watching Kentucky basketball, hunting and spending time with his family.

About Charles W. Ergen

Charlie Ergen co-founded DISH more than 30 years ago and currently acts as Chairman of both DISH and EchoStar. In June 2011, he stepped down from his role as President and CEO of DISH to focus on long-term business development and acquisition tactics in an effort to reach new markets, expand product and service offerings and bolster the company’s customer base.

A prominent leader in the satellite and telecommunications industries, Ergen has received numerous accolades for his renowned career as a brilliant entrepreneur. Most recently, he was among the 2012 class of inductees into the Consumer Electronics Hall of Fame, and was named one of Barron’s “World’s Best CEOs” and listed among Forbes “Top 10 CEOs” in 2007. In 2001, Ergen was honored as Frost & Sullivan’s “CEO of the Year in the Satellite Industry” award, and became the first person to win the Rocky Mountain News “Business Person of the Year” for the second time. Instrumental in the fight to allow American consumers access to local channels via satellite, he helped secure the passage of the Satellite Home Viewer Improvement Act in 1999 and was co-founder of the Satellite Broadcasting Communications Association.

Ergen received his Bachelor of Science in General Business and Accounting from the University of Tennessee and his Master of Business Administration from the Babcock Graduate School of Management at Wake Forest University.

An avid mountain climber and member of the Colorado Mountain Club, Ergen has climbed all of the state’s 14 thousand foot peaks, scaled Mount Kilimanjaro in Tanzania, Mount Aconcagua in Argentina and the Mount Everest base camp in Nepal. He enjoys spending time with Candy, his wife of more than 30 years and co-founder of DISH, and their five children.

About DISH

DISH Network Corp. (NASDAQ: DISH), through its subsidiaries, provides approximately 13.978 million pay-TV subscribers, as of Dec. 31, 2014, with the highest-quality programming and technology with the most choices at the best value. Subscribers enjoy a high definition line-up with more than 200 national HD channels, the most international channels, and award-winning HD and DVR technology. DISH Network Corporation is a Fortune 250 company. Visit www.dish.com.